Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Thomas Hushen
(856) 342-6081	(856) 342-5227
ken_gosnell@campbells.com	thomas_hushen@campbells.com

CAMPBELL REPORTS FIRST-QUARTER RESULTS

•Earnings Per Share (EPS) from Continuing Operations of $0.56 Decreased 7% Primarily Reflecting Charges Associated with Sale of the European Chips Business; Adjusted EPS of $0.78 Increased 10%
•Net Sales and Organic Sales Decreased 1%
•Campbell Updates Fiscal 2020 Net Sales Guidance Reflecting Sale of European Chips Business; Organic Sales, Adjusted EBIT and Adjusted EPS Outlook Remains Unchanged

CAMDEN, N.J., Dec. 4, 2019—Campbell Soup Company (NYSE:CPB) today reported its first-quarter results for fiscal 2020.

	Three Months Ended
Continuing Operations
($ in millions, except per share)	Oct. 27, 2019	Oct. 28, 2018	% Change
Net Sales
As Reported (GAAP)	$2,183	$2,202	(1)%
Organic			(1)%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$317	$326	(3)%
Adjusted	$392	$371	6%
Diluted Earnings Per Share
As Reported (GAAP)	$0.56	$0.60	(7)%
Adjusted	$0.78	$0.71	10%
Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

CEO Comments
Mark Clouse, Campbell’s President and CEO, stated, “Our performance to start the new fiscal year was largely in-line with our expectations and builds upon the solid foundation we set in fiscal 2019. I was especially pleased that our in-market consumption grew more than 1% in measured channels. Additionally, we grew soup share for the first time in 10 quarters, one of the early signs of progress in our three-year journey to revitalize this business. Strong in-market consumption on U.S. soup was offset by the timing of shipments related to the Thanksgiving holiday. In Snacks, we delivered another quarter of strong marketplace performance with 8 of 9 power brands growing or holding share, while we continued to make steady progress integrating the business and delivering cost synergies.”

Items Impacting Comparability for Continuing Operations
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings per Share
	Three Months Ended
	Oct. 27, 2019	Oct. 28, 2018
As Reported (GAAP)	$0.56	$0.60

Restructuring charges, implementation costs and other related costs associated with cost savings initiatives	$0.03	$0.11

Charges associated with sale of European chips business	$0.20	—

Adjusted	$0.78*	$0.71
* Numbers do not add due to rounding.

First-Quarter Results from Continuing Operations
Reported and organic sales decreased 1% driven by declines in Meals & Beverages offset partly by gains in Snacks.

Gross margin increased from 33.0% to 33.8%. Excluding items impacting comparability in the prior year, adjusted gross margin increased 0.3 percentage points driven primarily by productivity improvements, the benefits from cost savings initiatives, and the benefit of recent pricing actions, offset partly by cost inflation and higher promotional spending.

Marketing and selling expenses decreased 2% to $206 million. Excluding items impacting comparability in the prior year, adjusted marketing and selling expenses decreased 1% as increased investments in advertising and consumer promotion expenses were more than offset by the benefits of cost savings initiatives. Administrative expenses decreased 9% to $134 million. Excluding items impacting comparability, adjusted administrative expenses decreased 7%, reflecting the benefits of cost savings initiatives.

Other expenses were $56 million. Excluding items impacting comparability in the current year, adjusted other income was $8 million compared to $0 in the prior-year period. The year-over-year change in adjusted other income reflects lower losses on investments and higher pension and postretirement benefit income.

As reported EBIT decreased 3% to $317 million. Excluding items impacting comparability, adjusted EBIT increased 6% to $392 million as sales declines were more than offset by lower adjusted administrative expenses, higher adjusted other income and improved gross margin performance.

Net interest expense was $80 million compared to $90 million in the prior year reflecting lower levels of debt. The tax rate was 28.7% as compared to 23.7% in the prior year. Excluding items impacting comparability, the adjusted tax rate increased 0.2 percentage points to 24.0%.

The company reported EPS of $0.56. Excluding items impacting comparability, adjusted EPS increased 10% to $0.78 per share, reflecting the increase in adjusted EBIT and lower interest expense.

Cash flow from operations decreased to $182 million from $231 million a year ago primarily related to incentive compensation. During the first quarter of fiscal 2020, the company paid $107 million of cash dividends, or the equivalent of $0.35 per share, to common stock shareholders.

Campbell Updates Fiscal 2020 Net Sales Guidance
On Oct. 11, 2019, Campbell completed the sale of the European chips business. The results of this business up through the time of sale have been reported as continuing operations within the Snacks segment. As a result, the outlook for fiscal 2020 has been updated to reflect a 2-point negative impact on net sales for the remainder of the year. Fiscal 2020 comprises 53 weeks, one additional week compared to fiscal 2019. The benefit of the 53rd week, consistent with the prior fiscal 2020 guidance, is estimated to be worth 2 points of net sales, adjusted EBIT and adjusted EPS. The outlook for organic net sales remains unchanged, as it excludes the negative impact from the sale of the European chips business along with the estimated contribution of the

53rd week. Expected net proceeds of approximately $3 billion from the divestitures of Campbell Fresh, Campbell International and the European chips business are being used to reduce debt. This guidance takes into account the expected impact of the paydown on the company’s interest expense in fiscal 2020.

As a result, the fiscal 2020 outlook for organic net sales, adjusted EBIT and adjusted EPS for continuing operations, as shown in the table below, remains unchanged from guidance provided on Aug. 30, 2019.

Continuing Operations	2019 Results	Previous 2020 Guidance	Impact from Sale of European Chips Business	Updated 2020 Guidance
($ in millions, except per share)
Net Sales	$8,107	+1 to +3%	-2%	-1 to +1%

Organic Net Sales			No Impact	-1 to +1%

Adjusted EBIT	$1,266*	+2 to +4%	No Impact	+2 to +4%

Adjusted EPS	$2.30*	+9 to +11% $2.50 to $2.55	No Impact	+9 to +11% $2.50 to $2.55

* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
Note: A non-GAAP reconciliation is not provided for 2020 guidance as certain amounts are not estimable, such as pension and postretirement mark-to-market adjustments, and these items are not considered to reflect the company's ongoing business results.

Cost Savings Program from Continuing Operations
In the first quarter of fiscal 2020, Campbell achieved $45 million in savings under its multi-year cost savings program, inclusive of Snyder’s-Lance synergies, bringing total program-to-date savings to $605 million. As previously announced, the company expects to deliver cumulative annualized savings of $850 million by the end of fiscal 2022.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended Oct. 27, 2019
	($ in millions)
	Meals & Beverages	Snacks	Total
Net Sales, as Reported	$1,194	$989	$2,183
Volume and Mix	(2)%	3%	—%
Price and Sales Allowances	1%	—%	1%
Promotional Spending	(2)%	(1)%	(1)%
Organic Net Sales	(3)%	2%	(1)%*
Currency	—%	—%	—%
% Change vs. Prior Year	(3)%	2%	(1)%
Segment Operating Earnings	$282	$125
% Change vs. Prior Year	(3)%	—%
* Numbers do not add due to rounding.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Sales decreased 3% to $1.2 billion driven primarily by the timing of U.S. soup shipments, as well as declines in foodservice, offset partly by gains in Prego pasta sauces. Sales of U.S. soup decreased 3% with shipments lagging in-market consumption by 2 points, which were negatively impacted by movements in retailer inventory levels in both broth and condensed soups related to the timing of the Thanksgiving holiday. Sales of ready-to-serve soups were comparable to the prior year.

Segment operating earnings decreased 3% to $282 million. The decrease was driven primarily by cost inflation and sales declines offset partly by the benefits of cost savings initiatives and supply chain productivity programs.

Snacks
Sales increased 2% to $1.0 billion driven primarily by gains in Goldfish crackers, fresh bakery products, and Pepperidge Farm cookies, as well as gains in Cape Cod and Kettle Brand potato chips, offset partly by declines in the partner brands within the Snyder’s-Lance portfolio as we continue our planned prioritization of select partners to reduce complexity and improve execution.

Segment operating earnings of $125 million were comparable to the prior year as the benefits of cost savings initiatives and supply chain productivity programs were offset by cost inflation and increased marketing support.
Corporate
Corporate expenses included charges related to the sale of the European chips business of $64 million and costs related to cost savings initiatives of $8 million. Corporate expenses in the first quarter of fiscal 2019 included costs related to cost savings initiatives of $27 million. The remaining decrease in expenses primarily reflects gains on open commodity contracts, lower losses on investments, lapping costs in the prior year related to the 2019 proxy contest, and higher pension and postretirement benefit income.

Discontinued Operations
The results for Campbell Fresh and Campbell International are reported as discontinued operations. The company completed the divestiture of the Campbell Fresh segment in fiscal 2019 and the divestiture of Kelsen Group on Sept. 23, 2019. The company expects to close the sale of Arnott’s and certain of Campbell’s international operations in the second quarter of fiscal 2020. The company reported a loss from discontinued operations for fiscal 2020 of $0.01 per share compared to a gain of $0.05 per share in the prior year. Excluding items impacting comparability, the adjusted earnings from discontinued operations were $0.08 per share compared to $0.09 per share in the prior year.

Conference Call and Webcast
Campbell will host a conference call to discuss these results today at 8:30 a.m. Eastern Time. To join, dial +1 (703) 639-1316. The access code is 9954878. Access to a live webcast of the call with accompanying slides, as well as a replay of the call, will be available at
investor.campbellsoupcompany.com. A recording of the call will also be available until midnight on Dec. 18, 2019, at +1 (404) 537-3406. The access code for the replay is 9954878.

Reportable Segments
Campbell Soup Company earnings results are reported as follows:

Meals & Beverages includes the retail and foodservice businesses in the U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups, non-dairy beverages and other simple meals; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; Plum baby food and snacks; V8 juices and beverages; and, Campbell’s tomato juice.

Snacks includes Pepperidge Farm cookies, crackers, fresh bakery and frozen products in U.S. retail, including Milano cookies and Goldfish crackers, as well as Snyder’s of Hanover pretzels, Lance sandwich crackers, Cape Cod and Kettle Brand potato chips, Late July snacks, Snack Factory Pretzel Crisps, Pop Secret popcorn, Emerald nuts, and other snacking products in the U.S. and Canada. Beginning in fiscal 2020, the segment also includes the retail business in Latin America. Prior to fiscal 2020, the business in Latin America was managed as part of the Meals & Beverages segment. Prior-period segment results have been adjusted retrospectively to reflect this change. On Oct. 11, 2019, Campbell completed the sale of the European chips business. The results for the European chips business up through the time of sale are included as part of the Snacks segment.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, "Real food that matters for life's moments." For generations, people have trusted Campbell to provide authentic, flavorful and affordable snacks, soups and simple meals, and beverages. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet's natural resources. The company is a member of the Standard and Poor's 500 and the FTSE4Good Index.
For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: (1) the company’s ability to execute on and realize the expected benefits from its strategy, including growing sales in snacks and maintaining its market share position in soup; (2) the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; (3) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; (4) the company’s ability to complete and to realize the projected benefits of planned divestitures and other business portfolio changes; (5) the company’s indebtedness and ability to pay such indebtedness; (6) the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; (7) disruptions to the company’s supply chain, including fluctuations in the supply of and inflation in energy and raw and packaging materials cost; (8) the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; (9) changes in consumer demand for the company’s products and favorable perception of the company’s brands; (10) changing inventory management practices by certain of the company’s key customers; (11) a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; (12) product quality and safety issues, including recalls and product liabilities; (13) the costs, disruption and diversion of management’s attention associated with activist investors; (14) the uncertainties of litigation and regulatory actions against the company; (15) the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; (16) a material failure in or breach of the company’s information technology systems; (17) impairment to goodwill or other intangible assets; (18) the company’s ability to protect its intellectual property rights; (19) increased liabilities and costs related to the company’s defined benefit pension plans; (20) the company’s ability to attract and retain key talent; (21) changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions, law, regulation and other external factors; (22) unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, terrorism, armed hostilities, extreme weather conditions, natural disasters or other calamities; and (23) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	October 27, 2019	October 28, 2018
Net sales	$2,183	$2,202
Costs and expenses
Cost of products sold	1,445	1,476
Marketing and selling expenses	206	211
Administrative expenses	134	148
Research and development expenses	22	23
Other expenses / (income)	56	—
Restructuring charges	3	18
Total costs and expenses	1,866	1,876
Earnings before interest and taxes	317	326
Interest, net	80	90
Earnings before taxes	237	236
Taxes on earnings	68	56
Earnings from continuing operations	169	180
Earnings (loss) from discontinued operations	(3)	14
Net earnings	166	194
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$166	$194
Per share - basic
Earnings from continuing operations attributable to Campbell Soup Company	$.56	$.60
Earnings (loss) from discontinued operations	(.01)	.05
Net earnings attributable to Campbell Soup Company*	$.55	$.64
Dividends	$.35	$.35
Weighted average shares outstanding - basic	301	301
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$.56	$.60
Earnings (loss) from discontinued operations	(.01)	.05
Net earnings attributable to Campbell Soup Company*	$.55	$.64
Weighted average shares outstanding - assuming dilution	303	302
*The sum of individual per share amounts may not add due to rounding.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	October 27, 2019	October 28, 2018	Percent Change
Sales
Contributions:
Meals & Beverages	$1,194	$1,229	(3)%
Snacks	989	973	2%
Total sales	$2,183	$2,202	(1)%
Earnings
Contributions:
Meals & Beverages	$282	$290	(3)%
Snacks	125	125	—%
Total operating earnings	407	415	(2)%
Corporate	(87)	(71)
Restructuring charges	(3)	(18)
Earnings before interest and taxes	317	326	(3)%
Interest, net	80	90
Taxes on earnings	68	56
Earnings from continuing operations	169	180
Earnings (loss) from discontinued operations	(3)	14
Net earnings	166	194	(14)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$166	$194	(14)%
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$.56	$.60
Earnings (loss) from discontinued operations	(.01)	.05
Net earnings attributable to Campbell Soup Company*	$.55	$.64	(14)%
*The sum of individual per share amounts may not add due to rounding.

Beginning in fiscal 2020, the business in Latin America is managed as part of the Snacks segment. In fiscal 2019, the business in Latin America was managed as part of the Meals & Beverages segment.

On June 16, 2019, the company sold its Bolthouse Farms business. In the third quarter of fiscal 2019, the company also sold its refrigerated soup plant and its Garden Fresh Gourmet business. Beginning in the third quarter of fiscal 2019, the results of these businesses were reported as discontinued operations. The businesses were historically included in the Campbell Fresh segment. A portion of the U.S. refrigerated soup business was retained and is reported as part of foodservice in Meals & Beverages.

On September 23, 2019, the company sold the Kelsen Group; and on August 1, 2019, the company signed a definitive agreement for the sale of its Arnott's business and certain other international operations. Beginning in the fourth quarter of fiscal 2019, the results of these businesses were reported as discontinued operations. The businesses were historically included in the Snacks segment.
Prior periods have been adjusted retrospectively to reflect these changes.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	October 27, 2019	October 28, 2018
Current assets	$1,738	$1,843
Current assets of discontinued operations	315	678
Plant assets, net	2,352	2,437
Intangible assets, net	7,371	7,467
Other assets	390	191
Noncurrent assets of discontinued operations	944	1,971
Total assets	$13,110	$14,587
Current liabilities	$3,252	$3,029
Current liabilities of discontinued operations	183	633
Long-term debt	6,706	7,994
Other liabilities	1,679	1,454
Noncurrent liabilities of discontinued operations	41	62
Total equity	1,249	1,415
Total liabilities and equity	$13,110	$14,587
Total debt*	$8,344	$9,846
Total cash and cash equivalents*	$176	$205
*Includes discontinued operations.

On August 1, 2019, the company signed a definitive agreement for the sale of its Arnott's business and certain other international operations. The assets and liabilities of these businesses were reported as assets and liabilities of discontinued operations as of October 27, 2019, and October 28, 2018.
On September 23, 2019, the company sold the Kelsen Group. On June 16, 2019, the company sold its Bolthouse Farms business. In the third quarter of fiscal 2019, the company also sold its refrigerated soup plant and its Garden Fresh Gourmet business. The assets and liabilities of these businesses were reported as assets and liabilities of discontinued operations as of October 28, 2018.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Three Months Ended
	October 27, 2019	October 28, 2018
Cash flows from operating activities:
Net earnings	$166	$194
Adjustments to reconcile net earnings to operating cash flow
Impairment charges	—	14
Restructuring charges	3	19
Stock-based compensation	14	14
Pension and postretirement benefit income	(18)	(15)
Depreciation and amortization	81	122
Deferred income taxes	(9)	17
Losses on sales of businesses	104	—
Other	28	12
Changes in working capital, net of divestitures
Accounts receivable	(174)	(223)
Inventories	(37)	(33)
Prepaid assets	6	(10)
Accounts payable and accrued liabilities	32	130
Other	(14)	(10)
Net cash provided by operating activities	182	231
Cash flows from investing activities:
Purchases of plant assets	(98)	(111)
Purchases of route businesses	(3)	(20)
Sales of route businesses	2	21
Sales of businesses, net of cash divested	368	—
Other	—	10
Net cash provided by (used in) investing activities	269	(100)
Cash flows from financing activities:
Short-term borrowings	2,508	1,710
Short-term repayments	(2,447)	(1,745)
Long-term repayments	(399)	—
Dividends paid	(107)	(107)
Treasury stock issuances	1	—
Payments related to tax withholding for stock-based compensation	(9)	(5)
Payments of debt issuance costs	—	(1)
Net cash used in financing activities	(453)	(148)
Effect of exchange rate changes on cash	(1)	(4)
Net change in cash and cash equivalents	(3)	(21)
Cash and cash equivalents — beginning of period	31	49
Cash balance of discontinued operations — beginning of period	148	177
Cash balance of discontinued operations — end of period	(115)	(120)
Cash and cash equivalents — end of period	$61	$85

Reconciliation of GAAP to Non-GAAP Financial Measures
First Quarter Ended October 27, 2019
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Beginning in the third quarter of fiscal 2019, the results of the Campbell Fresh segment were reported as discontinued operations. Beginning in the fourth quarter of fiscal 2019, the results of the Kelsen Group, Arnott's and certain other international operations (Campbell International), which represented the former international biscuits and snacks operating segment, are reported as discontinued operations. On October 11, 2019, the company sold its European chips business. The results of the business through the date of sale are reflected in continuing operations within the Snacks segment.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions, divestitures, and the additional week in fiscal 2020. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	October 27, 2019			October 28, 2018	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,194	$2	$1,196	$1,229	(3)%	(3)%
Snacks	989	1	990	973	2%	2%
Total Net Sales	$2,183	$3	$2,186	$2,202	(1)%	(1)%
Items Impacting Earnings
The company believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its results excluding these items.

The following items impacted earnings:
Continuing Operations
(1)The company has implemented several cost savings initiatives in recent years.
In the first quarter of fiscal 2020, the company recorded Restructuring charges of $3 million and implementation costs and other related costs of $8 million in Administrative expenses (aggregate impact of $8 million after tax, or $.03 per share) related to these initiatives. In the first quarter of fiscal 2019, the company recorded Restructuring charges of $18 million and implementation costs and other related costs of $13 million in Administrative expenses, $12 million in Cost of products sold, and $2 million in Marketing and selling expenses (aggregate impact of $34 million after tax, or $.11 per share) related to these initiatives. For the year ended July 28, 2019, the company recorded Restructuring charges of $31 million and implementation costs and other related costs of $62 million in Administrative expenses, $18 million in Cost of products sold, $7 million in Marketing and selling expenses, and $3 million in Research and development expenses (aggregate impact of $92 million after tax, or $.30 per share) related to these initiatives.
(2)In the first quarter of fiscal 2020, the company recorded a loss in Other expenses / (income) of $64 million ($60 million after tax, or $.20 per share) on the sale of its European chips business.
(3)For the year ended July 28, 2019, the company recognized a pre-tax pension settlement charge in Other expenses / (income) of $28 million ($22 million after tax, or $.07 per share) associated with a U.S. pension plan. The settlement resulted from the level of lump sum distributions from the plan's assets in 2019.
(4)For the year ended July 28, 2019, the company performed an assessment on the assets within the European chips business and recorded a non-cash impairment charge of $16 million ($13 million after tax, or $.04 per share) on intangible assets in Other expenses / (income).
(5)In fiscal 2019, the company reflected the impact of taxes on the enactment of the Tax Cuts and Jobs Act that was signed into law in December 2017. For the year ended July 28, 2019, the company recorded a tax charge of $2 million ($.01 per share) related to a transition tax on unremitted foreign earnings.
(6)For the year ended July 28, 2019, the company incurred losses of $122 million in Other expenses / (income) ($93 million after tax, or $.31 per share) associated with mark-to-market adjustments for defined benefit pension and postretirement plans.
Discontinued Operations
(1)In the first quarter of fiscal 2019, the company recorded a charge of $1 million pre tax and after tax related to the cost savings initiatives.
(2)In the first quarter of fiscal 2020, the company incurred charges of $51 million ($27 million after tax, or $.09 per share) associated with the sale of the Kelsen Group and the planned divestiture of the Arnott's business and certain other international operations.
For the year ended July 28, 2019, the company incurred pre-tax expenses of $32 million associated with the sale process of the businesses in Campbell Fresh, including transaction costs. In addition, the company recorded tax expense of $29 million as deferred tax assets on Bolthouse Farms were not realizable. The aggregate impact was $51 million after tax, or $.17 per share. For the year ended July 28, 2019, the company also incurred costs of $12 million ($10 million after tax, or $.03 per share) associated with the planned divestiture of Campbell International. The total aggregate impact was $61 million after tax, or $.20 per share.
(4) In the first quarter of fiscal 2019, the company recorded a non-cash impairment charge of $14 million ($11 million after tax, or $.04 per share) on its U.S. refrigerated soup plant assets.
In the second quarter of fiscal 2019, interim impairment assessments were performed on the intangible and tangible assets within Campbell Fresh, which included Garden Fresh Gourmet, Bolthouse Farms carrot and carrot ingredients, and Bolthouse Farms refrigerated beverages and salad dressings, as the company continued to pursue the divestiture of these businesses. The company revised its future outlook for earnings and cash flows for each of these businesses as the divestiture process progressed. The company recorded non-cash impairment charges of $104 million on the tangible assets and $73 million on the intangible assets of Bolthouse Farms carrot and carrot ingredients; $96 million on the intangible assets and $9 million on the tangible assets of Bolthouse Farms refrigerated beverages and salad dressings; and $62 million on the intangible assets and $2 million on the tangible assets of Garden Fresh Gourmet. The aggregate impact of the impairment charges was $346 million ($264 million after tax, or $.88 per share).
In the fourth quarter of fiscal 2019, as part of the company's annual review of intangible assets, the company recognized an impairment charge of $7 million on a trademark and $10 million on goodwill in Kelsen due to a lower long-term outlook for sales and the pending sale of the business. The aggregate impact was $17 million ($12 million after tax, or $.04 per share).
For the year ended July 28, 2019, the total non-cash impairment charges recorded were $377 million ($287 million after tax, or $.95 per share).
(6) For the year ended July 28, 2019, the company incurred losses of $12 million ($9 million after tax, or $.03 per share) associated with mark-to-market adjustments for defined pension plans.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	October 27, 2019			October 28, 2018
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$738	$—	$738	$726	$12	$738	—%
Gross margin percentage	33.8%		33.8%	33.0%		33.5%
Marketing and selling expenses	$206	$—	$206	$211	$(2)	$209
Administrative expenses	$134	$(8)	$126	$148	$(13)	$135
Other expenses / (income)	$56	$(64)	$(8)	$—	$—	$—
Restructuring charges	$3	$(3)	$—	$18	$(18)	$—
Earnings before interest and taxes	$317	$75	$392	$326	$45	$371	6%
Interest, net	80	—	80	90	—	90
Earnings before taxes	$237	$75	$312	$236	$45	$281
Taxes	68	7	75	56	11	67
Effective income tax rate	28.7%		24.0%	23.7%		23.8%
Earnings from continuing operations	$169	$68	$237	$180	$34	$214	11%
Earnings (loss) from discontinued operations	(3)	27	24	14	12	26	(8)%
Net earnings attributable to Campbell Soup Company	$166	$95	$261	$194	$46	$240	9%
Diluted earnings per share - continuing operations attributable to Campbell Soup Company	$.56	$.22	$.78	$.60	$.11	$.71	10%
Diluted earnings (loss) per share - discontinued operations	(.01)	.09	.08	.05	.04	.09	(11)%
Diluted net earnings per share attributable to Campbell Soup Company*	$.55	$.31	$.86	$.64	$.15	$.79	9%
(a)See following tables for additional information.
* The sum of individual per share amounts may not add due to rounding.

	Three Months Ended
	October 27, 2019
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Charges associated with divestitures (2)	Adjustments
Administrative expenses	$(8)	$—	$(8)
Other expenses / (income)	—	(64)	(64)
Restructuring charges	(3)	—	(3)
Earnings before interest and taxes	$11	$64	$75
Interest, net	—	—	—
Earnings before taxes	$11	$64	$75
Taxes	3	4	7
Earnings from continuing operations	$8	$60	$68
Earnings from discontinued operations	—	27	27
Net earnings attributable to Campbell Soup Company	$8	$87	$95
Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$.03	$.20	$.22
Diluted earnings per share - discontinued operations	—	.09	.09
Diluted net earnings per share attributable to Campbell Soup Company*	$.03	$.29	$.31
* The sum of individual per share amounts may not add due to rounding.

	Three Months Ended
	October 28, 2018
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Impairment charges (4)	Adjustments
Gross margin	$12	$—	$12
Marketing and selling expenses	(2)	—	(2)
Administrative expenses	(13)	—	(13)
Restructuring charges	(18)	—	(18)
Earnings before interest and taxes	$45	$—	$45
Interest, net	—	—	—
Earnings before taxes	$45	$—	$45
Taxes	11	—	11
Earnings from continuing operations	$34	$—	$34
Earnings from discontinued operations	1	11	12
Net earnings attributable to Campbell Soup Company	$35	$11	$46
Diluted earnings per share - continuing operations attributable to Campbell Soup Company	$.11	$—	$.11
Diluted earnings per share - discontinued operations	—	.04	.04
Diluted net earnings per share attributable to Campbell Soup Company*	$.12	$.04	$.15
*The sum of individual per share amounts may not add due to rounding.

(millions, except per share amounts)	Year Ended July 28, 2019
Gross margin, as reported	$2,693
Add: Restructuring charges, implementation costs and other related costs (1)	18
Adjusted Gross margin	$2,711
Adjusted Gross margin percentage	33.4%
Earnings before interest and taxes, as reported	$979
Add: Restructuring charges, implementation costs and other related costs (1)	121
Add: Pension settlement (3)	28
Add: Impairment charges (4)	16
Add: Pension and postretirement benefit mark-to-market adjustments (6)	122
Adjusted Earnings before interest and taxes	$1,266
Interest, net, as reported	$354
Adjusted Earnings before taxes	$912
Taxes on earnings, as reported	$151
Add: Tax benefit from restructuring charges, implementation costs and other related costs (1)	29
Add: Tax benefit from pension settlement (3)	6
Add: Tax benefit from impairment charges (4)	3
Deduct: Tax expense from tax reform (5)	(2)
Add: Tax benefit from pension and postretirement benefit mark-to-market adjustments (6)	29
Adjusted Taxes on earnings	$216
Adjusted effective income tax rate	23.7%

(millions, except per share amounts)	Year Ended July 28, 2019
Earnings from continuing operations, as reported	$474
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	92
Add: Net adjustment from pension settlement (3)	22
Add: Net adjustment from impairment charges (4)	13
Add: Net adjustment from tax reform (5)	2
Add: Net adjustment from total pension and postretirement benefit mark-to-market adjustments (6)	93
Adjusted Earnings from continuing operations	$696
Loss from discontinued operations, as reported	$(263)
Add: Net adjustment from charges associated with divestitures (2)	61
Add: Net adjustment from impairment charges (4)	287
Add: Net adjustment from total pension benefit mark-to-market adjustments (6)	9
Adjusted Earnings from discontinued operations	$94
Adjusted Net earnings attributable to Campbell Soup Company	$790
Diluted earnings per share - continuing operations attributable to Campbell Soup Company, as reported	$1.57
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	.30
Add: Net adjustment from pension settlement (3)	.07
Add: Net adjustment from impairment charges (4)	.04
Add: Net adjustment from tax reform (5)	.01
Add: Net adjustment from total pension and postretirement benefit mark-to-market adjustments (6)	.31
Adjusted Diluted earnings per share - continuing operations attributable to Campbell Soup Company	$2.30
Diluted loss per share - discontinued operations, as reported	$(.87)
Add: Net adjustment from charges associated with divestitures (2)	.20
Add: Net adjustment from impairment charges (4)	.95
Add: Net adjustment from total pension benefit mark-to-market adjustments (6)	.03
Adjusted Diluted earnings per share - discontinued operations	$.31
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$.70
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	.30
Add: Net adjustment from charges associated with divestitures (2)	.20
Add: Net adjustment from pension settlement (3)	.07
Add: Net adjustment from impairment charges (4)	.99
Add: Net adjustment from tax reform (5)	.01
Add: Net adjustment from total pension and postretirement benefit mark-to-market adjustments (6)	.34
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$2.62
*The sum of individual per share amounts may not add due to rounding.